EXHIBIT 99.3
Harvest Natural Resources First Quarter
Operational Update
HOUSTON, April 8, 2011 /PRNewswire/ — Harvest Natural Resources, Inc. (NYSE: HNR) today provided an operational update of its first quarter domestic and international exploration and production activity.
Venezuela
•	During the first three months of 2011, Petrodelta drilled and completed four wells and produced approximately 2.6 million barrels of oil (MMBO) for a daily average of approximately 28,700 barrels of oil per day (BOPD), an increase of 32 percent over the same period in 2010;

•	Petrodelta’s current production rate is approximately 29,800 BOPD;

•	Petrodelta’s first well in the untested Isleno field, ILM-8, was drilled and completed in March 2011 and was tested at 1,800 BOPD. Based on this successful test, Petrodelta will likely drill several additional wells in the Isleno field this year.
United States
•	On March 22, 2011, Harvest announced it entered into a definitive agreement with an affiliate of Newfield Exploration Company to sell all of the Company’s oil and gas assets in Utah’s Uinta Basin for $215 million in cash. The sale has an effective date of March 1, 2011, and closing is expected to occur in May 2011.
Indonesia
•	On January 5, 2011, Harvest exercised its right of first refusal to acquire an additional 10 percent equity in the Budong Budong Block PSC bringing its working interest in the block to 64.4 percent.

•	The Lariang LG-1 well was spud on January 6, 2011 in the Budong Budong Block.

•	The well was drilled to a total depth of 5,311 feet and encountered multiple hydrocarbon shows and overpressure in Miocene formations requiring up to 16.5 pound per gallon mud. After encountering difficulty in controlling the well due to high pressures, the well was plugged and abandoned on April 6, 2011.

•	The test confirmed the presence of hydrocarbons as well as the existence of an effective trap and seal in the Lariang sub-basin.

•	The rig is preparing to move to the KD-1 location in the adjacent Karama sub-basin.
Gabon
•	The Company plans to spud the first exploration well, the Ruche Marin-A, in late April 2011. Harvest is the operator and will drill the exploration well using Transocean’s Sedneth 701 semi-submersible drilling unit.

Oman
•	Well planning and procurement of long lead items is planned for the second quarter of 2011 in anticipation of spudding the first of the two exploratory wells in late 2011.
Harvest President and Chief Executive Officer, James A. Edmiston, said, “As expected, 2011 is shaping up to be an exciting year with multiple catalysts for growth to be tested in the coming months. Already, we have seen Petrodelta initiate first production from the Isleno field giving our Venezuelan business another field development opportunity in addition to the Temblador and El Salto field developments.”
Edmiston continued, “We remain encouraged by our initial drilling on the Budong Budong Block in Indonesia. Although we were not able to test the primary Eocene target due to high formation pressure and safety reasons, the well confirmed the existence of hydrocarbons within the secondary Miocene target and the effectiveness of the trap and seal given the high pressure gradients. We are now turning our attention to the KD-l well, 50 miles from the LG location, which will test the larger of the two initial structures on the Budong Budong Block to be tested. In Gabon, we will spud the Ruche Marin well later this month with results expected before the end of the second quarter of 2011. In Oman, we are getting underway with well planning and procurement to allow for drilling late this year.”
In closing Edmiston added, “The sale of our Utah properties provides the Company with the capital to reduce debt, strengthen its balance sheet and fully fund its growth activities well beyond 2011. This year’s exploration program combined with our ongoing strategic evaluation offers our shareholders multiple catalysts for growth throughout the year.”
VENEZUELA
During the three months ended March 31, 2011, Petrodelta produced approximately 2.6 MMBO for a daily average of 28,700 BOPD, an increase of 32 percent over the same period in 2010 and an increase of 9 percent over the previous quarter. Petrodelta also sold 0.5 billion cubic feet (BCF) of natural gas for a daily average of 5.2 million cubic feet per day (MMCFD), a decrease of 29 percent over the same period in 2010 and an increase of 13 percent over the previous quarter.
During the first quarter of 2011, Petrodelta drilled and completed four wells, three of which were development wells drilled in the Uracoa, El Salto and Temblador fields, and the fourth was the first appraisal well drilled in the untested Isleno field. Currently, Petrodelta is operating two drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in El Salto and Temblador.
Petrodelta’s first well in the untested Isleno field, ILM-8, was drilled and completed in mid-March 2011 and was tested at 1,800 BOPD with 2 percent water. The horizontal well was completed in the Lower Oficina Sand of the northern fault block. With an oil gravity of 15.5 API, this crude is of similar quality to that being produced in the Uracoa field, just seven kilometers to the north. The current production of approximately 1,600 BOPD is being trucked to the Uracoa field, but plans are underway to build a pipeline connection between Isleno and the UM2 main production facility at Uracoa field.
Petrodelta’s production target for the year 2011 is projected to be approximately 36,000 BOPD. The 2011 Petrodelta capital budget is expected to be approximately $224 million with a significant portion of that total related to infrastructure costs to support the further development of the Temblador and El Salto fields. This program should be self-funding at a WTI oil price of $70 per barrel in 2011. Petrodelta expects to drill 28 oil wells, two water injector wells and one gas injector well, and the drilling program includes utilizing two rigs to drill both development and appraisal wells for both increasing production capacity and appraising the substantial resource base.

UNITED STATES- Antelope Project — Utah
On March 22, 2011, Harvest announced it has entered into a definitive agreement with an affiliate of Newfield Exploration Company to sell all of the Company’s oil and gas assets in Utah’s Uinta Basin for $215 million in cash. The sale has an effective date of March 1, 2011.
The net proceeds from the sale are estimated to be $205 million after deduction for transaction related costs. Closing is expected to occur in May 2011 and the final sales price is subject to customary adjustments at closing. Land related due diligence and operational transition activities are in progress and on schedule.
The oil and gas assets are located in Harvest’s Antelope project area in the Uinta Basin of Utah and consist of approximately 69,000 gross acres (47,600 net acres), seven operated oil wells and 15 non-operated oil wells. Harvest owns a working interest of approximately 70 percent in the Uinta assets. The transaction includes wells operated by both Harvest and Newfield.
This transaction is part of the Company’s ongoing process of exploring strategic alternatives announced in September of 2010.
EXPLORATION DRILLING ACTIVITIES
Budong Budong PSC — Indonesia
The Lariang LG-1 well, the first of two planned exploration wells, was spud on January 6, 2011 in the Budong Budong Block, West Sulawesi. The well has been drilled to a depth of 5,311 feet and has encountered multiple oil and gas shows within the secondary Miocene objective. Wireline logs and samples of reservoir fluids have confirmed the presence of hydrocarbons, trap and seal thus greatly de-risking the exploration potential of the license. The high formation pressures and control difficulties required the use of more casing strings at shallower depths than were originally planned. At a depth of 5,300 feet, losses of heavy drilling mud into the formation were encountered which, when coupled with the very high formation pressures, led to the decision to discontinue operations and plug and abandon the well for safety reasons. The primary Eocene targets had not yet been reached, as the well was planned for a total measured depth of approximately 7,200 feet.
The drilling rig is currently mobilizing to drill the second exploratory well on the block, the Karama KD-1 prospect, which is located approximately 50 miles south of the LG-1 well. The KD-1 well will be drilled to a total depth of about 8,100 feet.
Dussafu Project — Gabon (“Dussafu PSC”)
The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the second exploration phase of the Dussafu PSC with an effective date of May 28, 2007. It has been agreed that the second three-year exploration phase will be extended until May 27, 2012, at which time the partners can elect to enter a third exploration phase. Harvest expects to spud the Ruche Marin-A exploration well late April 2011 utilizing the Transocean Sedneth 701 semi-submersible drilling unit on a one well contract. The Company will take possession of the rig mid-April 2011. All critical materials required for drilling the well have been purchased and received.
Harvest has established an operational and logistics base in Port Gentil, Gabon. The Ruche Marin-A well will be drilled in a water depth of 380 feet to test multiple stacked pre-salt targets to a planned total measured depth of approximately 10,100 feet.
Block 64 Gas License — Oman (“Block 64 EPSA”)
Block 64 EPSA, also known as Al Ghubar or Qarn Alam, is a newly-created block designated for exploration and production of non-associated gas and condensate which the Oman Ministry of Oil and Gas carved out of the Block 6 Concession operated by Petroleum Development of Oman (“PDO”). The 955,600 acre block is located in the gas and condensate rich Ghaba Salt Basin in close proximity to the Barik, Saih Rawl and Saih Nihayda gas and condensate fields. Harvest has an obligation to drill two wells over a three-year period ending in May 2012 with a funding commitment of $22.0 million. To date, multiple existing 3-D seismic databases have been reprocessed and integrated, and detailed geological and geophysical interpretation is underway to refine the prospects and define drilling locations. Well planning and procurement of long lead items is expected to begin in the second quarter of 2011 in anticipation of spudding the first of the two exploratory wells in late 2011.
About Harvest Natural Resources
Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.